Exhibit 99.3

CONSENT OF DESIRÉE ROGERS

Star Peak Energy Transition Corp. (the “Company”) intends to file a Registration Statement on Form S-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

July 31, 2020

By:	/s/ Desirée Rogers
Name: Desirée Rogers